Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors

ServisFirst Bancshares, Inc.

Birmingham, Alabama

We consent to the incorporation by reference in the registration statements (Nos. 333-170507, 333-196825 and 333-213869) on Form S-8 and (No. 333-225302) on Form S-3 of ServisFirst Bancshares, Inc. of our reports dated February 25, 2020, with respect to the consolidated financial statements of ServisFirst Bancshares, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in ServisFirst Bancshares, Inc.’s 2019 Annual Report on Form 10-K.

Sincerely,

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

March 27, 2020